Exhibit 10.1

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Novacea, Inc.

December 18, 2006

Mr. John Walker

Re:	Interim Chief Executive Officer Agreement

Dear John:

On behalf of Novacea, Inc. (the “Company”), I am pleased to offer you the position of Interim Chief Executive Officer of the Company on the terms and conditions set forth in this letter agreement (this “Agreement”). You have agreed to accept this role, which is a position in addition to your current role as Chairman of the Board of Directors of the Company (the “Board”), while we engage in a search for a permanent Chief Executive Officer. You may accept this Agreement by signing and returning a copy of this Agreement to the Company as provided below.

1. Term of Agreement. Your services under this Agreement shall commence on December 1, 2006 (“Start Date”), and continue until the earliest to occur of: (i) our appointment of a permanent Chief Executive Officer, or (ii) your resignation from this position or the termination of your service by us (each of the foregoing, the “Separation Date”). Following the Separation Date, to the extent you are then Chairman of the Board, or a member of the Board (if not Chairman of the Board), your duties will revert to solely those of Chairman of the Board or a member of the Board, as applicable, and you will continue to be compensated for your services only as Chairman of the Board or a member of the Board, as applicable. This Agreement is terminable at will by you or the Company at any time (for any reason or for no reason) in accordance with Section 7 of this Agreement. If this Agreement terminates for any reason, you shall not be entitled to any payments, benefits, damages, awards or other compensation other than as provided in this Agreement.

2. Position and Duties. During the term of this Agreement, you shall serve as Interim Chief Executive Officer of the Company, in addition to providing services as Chairman of the Board. Your duties and authority as Interim Chief Executive Officer shall be prescribed by the Board and shall be commensurate with those of a chief executive officer of a company of comparable size and with a similar business as the Company. You agree that during the term of this Agreement you shall commit approximately 50% of your regular business time for services to the Company.

3. Withholding. Your status with respect to the services you perform under this Agreement shall be as an employee of the Company. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, or local withholding or other taxes, deductions or charges which the Company is required to withhold.

4. Chairman of the Board. You hereby acknowledge that the responsibilities contemplated under this Agreement are in addition to your responsibilities and duties as Chairman of the Board. You hereby acknowledge that re-election to the Board as Chairman and as a member of the Board shall be governed by the terms of the bylaws of the Company.

5. Compensation and Benefits. In consideration for your services to the Company, you shall receive the following compensation and benefits from the Company.

(a) Salary. Until the Separation Date, the Company shall pay you a salary at the annual rate of $250,000 (the “Salary”) in accordance with the Company’s regular payroll practices.

(b) Performance Bonus. You shall be entitled to earn an annual performance bonus based upon achievement of performance objectives to be established by the Compensation Committee of the Board with your consultation. The target bonus amount upon attainment of 100% of the performance objectives shall be equal to $125,000.

(c) Stock Options. As additional consideration for your services as Interim Chief Executive Officer, the Company shall grant you pursuant to the Company’s 2006 Incentive Award Plan (the “Plan”), subject to approval of the Compensation Committee of the Board, stock options to purchase 250,000 shares of the Company’s common stock (the “Option”), which stock options shall be incentive stock options to the maximum extent permitted by law. The Option shall be subject to the following terms and conditions, in addition to the terms and conditions set forth in the Plan and the agreement evidencing the Option:

(1) The Option shall vest and become exercisable over four years in equal, monthly installments, measured from the Start Date, subject to your continued service to the Company on each of the vesting dates, including your service as a member of the Board; provided, however, that the Option shall automatically vest and become immediately exercisability on an accelerated basis with respect to an aggregate of up to 150,000 shares subject to the Option as follows in the event that any of the following occur during the term of this Agreement: (i) with respect to 50,000 shares subject to the Option [*]; (ii) with respect to an additional 50,000 shares subject to the Option upon achievement of target enrollment of the ASCENT-2 Study trial and expansion of the clinical development programs for Ascentar and AQ4N; and (iii) with respect to an additional 50,000 shares subject to the Option upon the Company’s appointment of an individual for the Chief Executive Officer position of the Company in a full-time capacity. In the event that immediately prior to the occurrence of an event described in the immediately preceding sentence the Option is unvested with respect to less than 50,000 shares, it shall become fully vested in connection with such event. Upon the termination of your services under this Agreement, the Option shall cease to be subject to the foregoing accelerated vesting provisions (but as described above, will continue to vest based on your service as a member of the Board).

(2) The Options shall have a per share exercise price equal to the fair market value of a share of the Company’s common stock (as determined in accordance with the terms of the Plan) on the date of grant.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d) Benefits. You shall be eligible to participate in the Company’s employee benefit plans, policies and arrangements as may now or hereafter be adopted by the Company, in accordance with the terms of such plans, policies and arrangements.

(d) Expenses. The Company shall reimburse you for business expenses that are reasonable and necessary for you to perform, and were incurred by you in the course of the performance of, your duties pursuant to this Agreement and in accordance with the Company’s general policies upon your submission of vouchers and an expense report in such form as may be required by the Company consistent with the Company’s policies in place from time-to-time.

(e) Chairman Compensation. During the term of your service as Chairman of the Board, you shall continue to receive the compensation to which you are entitled to as Chairman of the Board (currently consisting of an annual cash retainer of $72,000 and annual stock option grant covering 25,000 shares).

6. Covenants. By accepting the terms of this Agreement, you hereby agree to the following covenants in addition to any obligations you may have by law and make the following representations.

(a) Confidentiality. You acknowledge that, in connection with your services to the Company, you will have access to trade secrets of the Company and other information and materials which the Company desires to keep confidential, including customer lists, supplier lists, financial statements, business records and data, marketing and business plans, and information and materials relating to the Company’s services, products, methods of operation, key personnel, proprietary software and other proprietary intellectual property and information disclosed to the Company of third parties to which the Company owes a duty of nondisclosure (collectively, the “Confidential Information”); provided, however, that Confidential Information does not include information which (i) is or becomes publicly known other than as a result of your actions in violation of this Agreement; (ii) is or becomes available to you from a source (other than the Company) that you reasonably believe is not prohibited from disclosing such information to you by a contractual or fiduciary obligation to the Company, (iii) has been made available by the Company, directly or indirectly, to a non-affiliated third party without obligation of confidentiality; or (iv) you are obligated to produce as a result of a court order or pursuant to governmental action or proceeding, provided that you give the Company prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting such Confidential Information from public disclosure. You covenant and agree that, both during and after the term of your services to the Company, you will keep secret all Confidential Information and will not disclose, reveal, divulge or otherwise make known any Confidential Information to any person (other than the Company or its employees or agents in the course of performing you duties hereunder) or use any Confidential Information for your own account or for the benefit of any other individual or entity, except with the prior written consent of the Company.

(b) Ownership of Intellectual Property. You agree that all inventions, copyrightable material, software, formulas, trademarks, trade secrets and the like which are developed or conceived by you in the course of your services to the Company or on the Company’s time or property (collectively, the “Intellectual Property”) shall be disclosed promptly to the Company and the Company shall own all right, title and interest in and to the Intellectual Property. The parties expressly agree that any and all of the Intellectual Property developed by you shall be considered works made-for-hire for the Company pursuant to the United States Copyright Act of 1976, as amended from time to time. In order to ensure that the Company shall own all right, title and interest in and to the Intellectual Property in the event that any of the Intellectual Property is not deemed a work made-for-hire (as defined in the Copyright Act of 1976) and in any other event, you hereby sell and assign all right, title and interest in and to all such Intellectual Property to the Company, and you covenant and agree to affix to the Intellectual Property appropriate legends and copyright notices indicating the Company’s ownership of all Intellectual Property and all underlying documentation to the extent reasonably appropriate, and shall execute such instruments of transfer, assignment, conveyance or confirmation as the Company reasonably considers necessary to transfer, confirm, vest, perfect, maintain or defend the Company’s right, title and interest in and to the Intellectual Property throughout the world. Your obligation under this Section 6(b) to assign to the Company inventions created or conceived by you shall not apply to an invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities, or trade secret information, provided that those inventions (i) do not or did not relate directly, at the time of conception or reduction to practice of the invention, to the Company’s business as conducted at such time or actual or demonstrably anticipated research or development of the Company; and (ii) do not or did not result from any work performed by you for the Company.

(c) No Competition/Solicitation. While employed by the Company, you will not engage in any business activity in competition with the Company nor make preparations to do so. You agree that during the term of this Agreement and for one year after you cease to perform services hereunder, you will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

7. Termination. This Agreement may be terminated by you at any time for any or no reason upon no less than thirty days prior notice. This Agreement may be terminated by the Company at any time for any or no reason; provided, however, that, in the event of the termination of this Agreement by the Company (i) as a result of the Company’s appointment of an individual for the Chief Executive Officer position of the Company in a full-time capacity or (ii) in connection with a Change in Control (as this term is defined in the Plan), upon your execution, delivery and nonrevocation of an effective general release of claims against the Company in a form reasonably acceptable to the Company, you shall receive cash severance payments in the form of continued payment of the Salary for the 60 day period commencing on the Separation Date. Upon the Separation Date, any outstanding Options you hold shall continue vesting to the extent you continue to perform services to the Company, including if you continue to perform services in your capacity as a member of the Board, and to the extent you do not continue performing services to the Company, shall immediately terminate with regard to the then-unvested portion (after taking into account the accelerated vesting described in the immediately preceding sentence), and shall terminate with regard to the vested portion thereof on the last day of the 12-month period next following your Separation Date. To the extent you continue to perform services to the Board following the Separation Date, the Option shall be subject to the terms and conditions to which Options granted under the Company’s Non-Employee Director Equity Compensation Policy are subject, which terms and conditions shall be set forth in the agreement evidencing the Option.

8. Miscellaneous.

(a) This letter constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the terms and conditions of your services as Interim Chief Executive Officer. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations and any other written or oral statements concerning your rights to any compensation, equity or benefits from the Company, its predecessors or successors in interest.

(b) This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

(c) This Agreement may be signed in counterparts and the counterparts taken together shall constitute one agreement.

(d) This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

(e) If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in such action shall be entitled to be paid by the other party such prevailing party’s reasonably attorneys’ fees and costs incurred in such action.

If this Agreement is acceptable to you, please sign below and return the original, fully executed Agreement to the Company.

Sincerely,

NOVACEA, INC.

By:	/s/ Daniel M. Bradbury
Daniel M. Bradbury
Title:	Chairman, Compensation Committee of the Board of Directors

AGREED AND ACCEPTED:

/s/ John Walker	12/18/06
John Walker	Date